Exhibit 99.1

Dorian LPG Ltd. Announces Fourth Quarter and Fiscal Year 2023 Financial Results

Stamford, CT –May 24, 2023 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months and fiscal year ended March 31, 2023.

Highlights for the Fourth Quarter Ended March 31, 2023

◾	Revenues of $133.6 million.

◾	Time charter equivalent (“TCE”)(1) per operating day rate for our fleet of $68,135.

◾	Net income of $76.0 million, or $1.89 earnings per diluted share (“EPS”), and adjusted net income(1) of $78.1 million, or $1.94 adjusted diluted earnings per share (“adjusted EPS”)(1).

◾	Adjusted EBITDA(1) of $102.1 million.

◾	Declared and paid an irregular dividend totaling $40.4 million.
◾	Took delivery of our newbuilding dual-fuel VLGC Captain Markos from the shipyard of Kawasaki Heavy Industries.
◾	Time chartered-in two dual-fuel Panamax VLGCs for seven years, each with three consecutive one-year charterer’s option periods and purchase options in years seven through ten.
◾	Voluntarily prepaid $15.0 million of the Cresques Japanese Financing.

Highlights for the Fiscal Year Ended March 31, 2023

◾	Revenues of $389.7 million.

◾	TCE(1) per operating day rate for our fleet of $50,462.

◾	Net income of $172.4 million, or $4.29 EPS, and adjusted net income(1) of $169.7 million, or $4.22 adjusted EPS(1).

◾	Adjusted EBITDA(1) of $271.4 million.

◾	Declared and paid four irregular dividends totaling $221.4 million.
◾	Entered into a $260.0 million debt financing facility including a $20.0 million undrawn revolver (the “2022 Debt Facility”) to refinance indebtedness under the 2015 AR Facility, Concorde Japanese Financing, and Corvette Japanese Financing.
◾	Completed the refinancing of Cougar resulting in cash proceeds of $29.9 million, net of $20.0 million to prepay a portion of then outstanding principal.
◾	Committed to the installation of scrubbers on three additional vessels, which are expected to be completed during calendar year 2023.

◾	Extended the time charter-out of the 2015-built Concorde and the 2014-built Corsair with expirations during the first and fourth calendar quarters of 2024, respectively.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included later in this press release.

Key Recent Development

◾	Declared and paid an irregular dividend totaling $40.4 million in May 2023.

John Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “The fourth quarter marked the culmination of the best financial year in the Company’s history. Strong chartering results and a solid balance sheet enabled us to return nearly $225 million to our shareholders during fiscal year 2023. Our commitment to sensible and environmentally sustainable investment is evidenced by the addition of three dual-fuel VLGCs so far with a fourth coming later this year. I am grateful for the dedication of our crews and shoreside teams who are driving our continuing success and advancement as a leading provider of safe, reliable, clean and trouble free transportation and as responsible stewards of our shareholders’ capital.”

Fourth Quarter Fiscal Year 2023 Results Summary

Our net income amounted to $76.0 million, or $1.89 per share, for the three months ended March 31, 2023, compared to net income of $35.4 million, or $0.88 per share, for the three months ended March 31, 2022.

Our adjusted net income amounted to $78.1 million, or $1.94 per share, for the three months ended March 31, 2023, compared to adjusted net income of $24.7 million, or $0.62 per share, for the three months ended March 31, 2022. We have adjusted our net income for the three months ended March 31, 2023 for an unrealized loss on derivative instruments of $2.1 million. We adjusted our net income for the three months ended March 31, 2022 for an unrealized gain on derivative instruments of $6.9 million and a gain on disposal of vessels of $3.8 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $53.4 million increase in adjusted net income for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 is primarily attributable to increases of $54.0 million and $1.4 million in revenues and interest income, respectively, and  a $2.5 million of favorable change in realized gain/(loss) on derivatives, partially offset by increases of $1.8 million in charter hire expenses, $1.7 million in vessel operating expenses, $0.8 million in interest and finance costs, and $0.5 million in general and administrative expenses.

The TCE rate for our fleet was $68,135 for the three months ended March 31, 2023, a 57.1% increase from the $43,372 TCE rate for the same period in the prior year, as further described in “Revenues” below. Please see footnote 7 to the table in “Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 89.3% for the three months ended March 31, 2022 to 95.7% for the three months ended March 31, 2023.

Vessel operating expenses per day increased to $10,528 during the three months ended March 31, 2023 from $9,370 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $133.6 million for the three months ended March 31, 2023, an increase of $54.0 million, or 67.9%, from $79.6 million for the three months ended March 31, 2022. The increase was primarily attributable to increases in average freight rates and fleet utilization. Average TCE rates of $68,135 for the three months ended March 31, 2023 increased $24,763 from $43,372 for the three months ended March 31, 2022, primarily due to higher spot rates and lower bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $87.734 during the three months ended March 31, 2023 compared to an average of $57.104 for the three months ended March 31, 2022. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton), from Singapore and Fujairah decreased from $776 during the three months ended March 31, 2022 to $620 during the three months ended March 31, 2023. Fleet utilization increased from 89.3% during the three months ended March 31, 2022 to 95.7% during the three months ended March 31, 2023.

Charter Hire Expenses

Charter hire expenses for vessels time chartered-in from third parties were $7.2 million for three months ended March 31, 2023 compared to $5.4 million for the three months ended March 31, 2022. The increase of $1.8 million, or  32.8%, was driven by an increase in time chartered-in days from 180 for the three months ended March 31, 2022 to 241 for the three months ended March 31, 2023 partially offset by a modest decrease in average time charter in expense per day from $30,203 for the three months ended March 31, 2022 to $29,955 per day for the three months ended March 31, 2023.

Vessel Operating Expenses

Vessel operating expenses were $19.0 million during the three months ended March 31, 2023, or $10,528 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was an increase of $1.7 million, or 9.7%, from $17.3 million, or $9,370 per vessel per calendar day, for the three months ended March 31, 2022 or an increase of $1,158 per vessel per calendar day. After adjusting for operating expenses related to the drydocking of vessels, vessel operating expenses increased $957 on a per vessel per calendar day basis. This increase was primarily the result of increases per vessel per calendar day of $408 related to repairs and maintenance, $405 related to spares and stores, $62 related to lubricants, and $82 for other vessel operating expenses.

General and Administrative Expenses

General and administrative expenses were $7.5 million for the three months ended March 31, 2023, an increase of $0.5 million, or 8.3%, from $7.0 million for the three months ended March 31, 2022. This increase was the result of $0.5 million in predelivery costs related to the dual-fuel VLGC that we took delivery of on March 31, 2023.

Interest and Finance Costs

Interest and finance costs amounted to $9.2 million for the three months ended March 31, 2023, an increase of $0.8 million, or 9.0%, from $8.4 million for the three months ended March 31, 2022. The increase of $0.8 million during the three months ended March 31, 2023 was mainly due to an increase of $3.3 million in interest incurred on our long-term debt, partially offset by decreases of $2.3 million in additional amortization of financing fees and $0.1 million of loan expenses and an increase of $0.1 million in capitalized interest. The increase in interest on our long-term debt was driven by an increase in average interest rates due to rising SOFR on our floating-rate long-term debt, and an increase in average indebtedness. Average indebtedness, excluding deferred financing fees, increased from $595.4 million for the three months ended March 31, 2022 to $630.8 million for the three months ended March 31, 2023. As of March 31, 2023, the outstanding balance of our long-term debt was $663.6 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized loss on derivatives amounted to approximately $2.1 million for the three months ended March 31, 2023, compared to gain of $6.9 million for the three months ended March 31, 2022. The $4.8 million unfavorable change is attributable to a decrease in the fair value of our interest rate swaps caused by changes in forward SOFR yield curves.

Realized Gain/(Loss) on Derivatives

Realized gain on derivatives was $1.8 million for the three months ended March 31, 2023, compared to a realized loss of $0.7 million for the three months ended March 31, 2022. The favorable $2.5 million difference is due to an increase in floating SOFR resulting in the realized gain on our interest rate swaps.

Gain on Disposal of Vessels

Gain on disposal of vessels amounted to $3.8 million for the three months ended March 31, 2022 and was attributable to the sale of Captain Nicholas ML. There was no gain on disposal of vessels for the three months ended March 31, 2023.

Fiscal Year 2023 Results Summary

Our net income amounted to $172.4 million, or $4.29 per share, for the year ended March 31, 2023, compared to net income of $71.9 million, or $1.78 per share, for the year ended March 31, 2022.

Our adjusted net income amounted to $169.7 million, or $4.22 per share, for the year ended March 31, 2023, compared to adjusted net income of $53.6 million, or $1.33 per share, for the year ended March 31, 2022. We have adjusted our net income for the year ended March 31, 2023 for an unrealized gain on derivative instruments of $2.8 million. We have adjusted our net income for the year ended March 31, 2022 for an unrealized gain on derivatives of $11.1 and gain on disposal vessels of $7.3 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The favorable change of $116.1 million in adjusted net income for the year ended March 31, 2023 compared to the year ended March 31, 2022 is primarily attributable to increases in revenues of $115.5 million and interest income of $3.5 million and decreases of $3.0 million in depreciation and amortization, $2.7 million in vessel operating expenses, $0.7 million in voyage expenses, and a favorable change of $7.3 million in realized gain/(loss) on derivatives. These were partially offset by increases of $10.7 million in interest and finance costs, $6.9 million in charter hire expenses from our chartered-in VLGCs, and $1.9 million in general and administrative costs.

The TCE rate for our fleet was $50,462 for the year ended March 31, 2023, a 45.6% increase from the $34,669 TCE rate from the prior year, as further described in “Revenues” below. Please see footnote 7 to the table in “Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased slightly from 94.9% in the year ended March 31, 2022 to 95.0% in the year ended March 31, 2023.

Vessel operating expenses per day increased to $9,793 in the year ended March 31, 2023 from $9,538 in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $389.7 million for the year ended March 31, 2023, an increase of $115.5 million, or 42.1%, from $274.2 million for the year ended March 31, 2022. The increase is primarily attributable to increased average TCE rates and a slight increase in fleet utilization. Average TCE rates of $50,462 for the year ended March 31, 2023 increased $15,793 from $34,669 for the year ended March 31, 2022, primarily due to higher spot rates partially offset by higher bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $87.009 during the year ended March 31, 2023 compared to an average of $52.689 for the year ended March 31, 2022. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah increased from $609 during the year ended March 31, 2022, to $773 during the year ended March 31, 2023.Our fleet utilization increased from 94.9% during the year ended March 31, 2022 to 95.0% during the year ended March 31, 2023.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $23.2 million for the year ended March 31, 2023 compared to $16.3 million for the year ended March 31, 2022. The increase of $6.9 million, or 42.6%, was mainly caused by an increase in time chartered-in days from 579 for the year ended March 31, 2022 to 791 for the year ended March 31, 2023 and an increase in average time charter in expense per day from $28,093 for the year ended March 31, 2022 to $29,323 per day for the year ended March 31, 2023.

Vessel Operating Expenses

Vessel operating expenses were $71.5 million during the year ended March 31, 2023, or $9,793 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was a decrease of $2.7 million, or 3.6%, from $74.2 million, or $9,538 per vessel per calendar day, for the year ended March 31, 2022. The decrease was due to a reduction of calendar days for our fleet from 7,780 during the year ended March 31, 2022 to 7,301 during the year ended March, 31 2023, driven by the sales of Captain Markos NL and Captain Nicholas ML in 2022. Also included in the $2.7 million decrease was a $1.3 million, or $160 per vessel per calendar day, decrease in operating expenses related to the drydocking of vessels including repairs and maintenance, spares and stores, coolant costs, and other drydocking related operating expenses.

On a per vessel per calendar day basis, vessel operating expenses increased modestly by $255 per vessel per calendar day, from $9,538 for the year ended March 31, 2022 to $9,793 per vessel per calendar day for the year ended March 31, 2023. After adjusting for operating expenses related to the drydocking of vessels, vessel operating expenses increased $415 on a per vessel per calendar day basis. This increase was primarily the result of increases per vessel per calendar day of $138 related to repairs and maintenance, $117 related to lubricants and $160 for other vessel operating expenses.

General and Administrative Expenses

General and administrative expenses were $32.1 million for the year ended March 31, 2023, an increase of $1.9 million, or 6.2%, from $30.2 million for the year ended March 31, 2022. This increase was driven by (1) $0.9 million in financial support for the families of our Ukrainian and Russian seafarers affected by the events in Ukraine and (2) increases of $0.9 million and $1.5 million in stock-based compensation and other general and administrative expenses, respectively, partially offset by a reduction in employee-related expenses of $1.4 million primarily resulting from favorable changes in exchange rates.

Interest and Finance Costs

Interest and finance costs amounted to $37.8 million for the year ended March 31, 2023, an increase of $10.7 million from $27.1 million for the year ended March 31, 2022. The increase of $10.7 million during the year ended March 31, 2023 was driven by increases of $11.3 million in interest incurred on our long-term debt and $0.8 million in loan expenses. This was partially offset by an increase of $1.1 million in capitalized interest and a decrease of $0.3 million in amortization of financing costs. The increase in interest on our long-term debt was driven by an increase in average interest rates due to rising SOFR on our floating-rate long-term debt, and an increase in average indebtedness, excluding deferred financing fees, from $609.0 million for the year ended March 31, 2022 to $649.0 million for the year ended March 31, 2023. As of March 31, 2023, the outstanding balance of our long-term debt, excluding deferred financing fees, was $663.6 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to $2.8 million for the year ended March 31, 2023 compared to $11.1 million for the year ended March 31, 2022. The $8.3 million difference is primarily attributable to reductions in notional amounts and an unfavorable change in forward SOFR yield curves (forward LIBOR curves in the prior period).

Realized Gain/(Loss) on Derivatives

Realized gain on derivatives was $3.8 million for the year ended March 31, 2023, compared to a realized loss of $3.5 million for the year ended March 31, 2022. The favorable $7.3 million difference is due to an increase in floating SOFR resulting in the realized gain on our interest rate swaps.

Gain on Disposal of Vessels

There was no gain on disposal of vessels for the year ended March 31, 2023. Gain on disposal of vessels amounted to $7.3 million for the year ended March 31, 2022 and was attributable to the sales of Captain Markos NL and Captain Nicholas ML.

Fleet

The following table sets forth certain information regarding our fleet as of May 19, 2023. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

					Scrubber
	Capacity			ECO	Equipped		Charter
	(Cbm)	Shipyard	Year Built	Vessel(1)	or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	2007	—	—	Pool(4)	—
Comet	84,000	Hyundai	2014	X	S	Pool(4)	—
Corsair(3)	84,000	Hyundai	2014	X	S	Time Charter(6)	Q4 2024
Corvette	84,000	Hyundai	2015	X	S	Pool(4)	—
Cougar(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q1 2025
Concorde	84,000	Hyundai	2015	X	S	Time Charter(7)	Q1 2024
Cobra	84,000	Hyundai	2015	X	—	Pool(4)	—
Continental	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q4 2023
Constitution	84,000	Hyundai	2015	X	S	Pool(4)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q1 2024
Cresques(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Constellation	84,000	Hyundai	2015	X	S	Pool(4)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q2 2023
Clermont	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q4 2023
Cratis(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Chaparral(3)	84,000	Hyundai	2015	X	—	Pool(4)	—
Copernicus(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Commander	84,000	Hyundai	2015	X	S	Pool(4)	—
Challenger	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2023
Caravelle(3)	84,000	Hyundai	2016	X	—	Pool(4)	—
Captain Markos(3)	84,000	Kawasaki	2023	X	DF	Pool(4)	—
Total	1,762,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai	2020	X	S	Pool(4)	—
Astomos Venus(9)	77,367	Mitsubishi	2016	X	—	Pool(4)	—
HLS Citrine(10)	86,090	Hyundai	2023	X	DF	Pool(4)	—
HLS Diamond(11)	86,090	Hyundai	2023	X	DF	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)

“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(5)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2025.
(9)	Currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2023.
(10)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and has Panamax beam with purchase options beginning in year seven.
(11)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and has Panamax beam with purchase options beginning in year seven.

Market Outlook Update

Global oil and gas markets and macroeconomic concerns, coupled with factors specific to the LPG trade, drove a volatile first calendar quarter of 2023 in the LPG market.

After a period of significantly high natural gas prices, a relatively mild winter helped ease bullish sentiment in the market resulting in a drop in natural gas prices throughout the first calendar quarter of 2023. At the same time, crude oil prices remained around $80 per barrel for Brent. Further OPEC+ production cuts announced in April 2023 are expected to maintain the “higher” oil prices over the second calendar quarter of 2023. Combined, such factors have resulted in a revision upwards of annual natural gas liquids (“NGL”) production in the U.S. from previous forecasts.

Maintenance in the Middle East impacted the seaborne exports from Saudi Arabia and UAE in February 2023, which, as a result, significantly raised Saudi posted contract (“CP”) prices. For propane, CP increased $200 per metric ton from January 2023 levels and butane was raised $185 per metric ton. CP prices subsided somewhat in March and April 2023 upon resurgence of export levels due to the completion of maintenance.

U.S. production levels, although somewhat subdued due to the late 2022 freeze and weak production economics for NGLs, particularly in the Permian, remained robust in the first calendar quarter of 2023 and, along with sufficient propane inventories, saw propane prices remain below 50% of WTI. As a result, propane exports reached over four million metric tons in March 2023. Additional refinery demand in the U.S., related to gasoline blending, raised butane consumption and prices early in the first calendar quarter of 2023, particularly in February 2023, where exports dipped to 0.7 million metric tons from 1.1 million metric tons in January 2023.

Demand in the first calendar quarter of 2023 was volatile with winter seasonal consumption raising import levels for Far Eastern countries such as Japan. Petrochemical demand was also a factor with economics favoring propane over naphtha both in the East and the West. Negative margins were still seen for the production of ethylene using naphtha in NW Europe and in the Far East, and despite propane showing an average negative margin in the Far East, it was superior to naphtha. PDH margins also returned to a positive territory in February 2023. Over-capacity and sluggish downstream demand remained the sentiment in the petrochemical markets resulting in lower operating rates for some producers during the quarter. The propane-naphtha spread in NW Europe widened in January 2023 from $(55) per metric ton in December 2022 to $(97) per metric ton in January 2023. This spread narrowed in February 2023 to $(71) per metric ton, before significantly widening to $(134) per metric ton in March 2023, reflecting additional U.S. supply and lower propane prices.

The relaxation of lockdown restrictions in China raised hopes of increased demand for feedstocks and olefins/polyolefins which in turn were expected to improve petrochemical economics globally as demand for products returns. LPG imports into China did not rise in the first calendar quarter of 2023, with the total imports being 6.2 million metric tons for the first calendar quarter of 2023 compared to 7.1 million metric tons in the fourth calendar quarter of 2022. Following the first calendar quarter of 2023, imports have been increasing with levels expected to surpass 2.7 million metric tons in April 2023, according to current ship tracking analysis (yet to be confirmed by national statistics). Two new propane dehydrogenation plants started operating in the first calendar quarter of 2023 with a flurry of new plants are still expected to come online throughout 2023, leading to the expectation of higher demand for imports in China.

The Baltic VLGC index softened in the first calendar quarter of 2023 from an average of around $120 per metric ton in the fourth calendar quarter of 2022 to around $88 per metric ton in the first calendar quarter of 2023. Lower bunker prices however resulted in higher time charter equivalent rates. Overall, the robust VLGC supply/demand balance, strong arbitrage and logistical constraints have continued to keep freight rates above the five-year highs.

A further twelve new VLGCs were added during the first calendar quarter of 2023 helping to soften the freight rates. Panama Canal delays, although still influential, have subsided from the fourth calendar quarter of 2022, where very high Canal fees were reported for some LPG vessels.

Currently, the VLGC orderbook stands at approximately 20% of the current global fleet. An additional 70 VLGCs, equivalent to roughly 6.2 million cbm of carrying capacity, are expected to be added to the global fleet by calendar year 2026. The average age of the global fleet is now approximately 10.8 years old.

The above market outlook update is based on information, data and estimates derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information or verified that more recent information is not available.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data (unaudited) and other information for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except fleet data)	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Statement of Operations Data
Revenues	$133,635,050	$79,584,070	$389,749,215	$274,221,448
Expenses			.	.
Voyage expenses	1,043,946	1,123,961	3,611,452	4,324,712
Charter hire expenses	7,219,090	5,436,588	23,194,712	16,265,638
Vessel operating expenses	18,960,093	17,288,164	71,501,771	74,204,218
Depreciation and amortization	15,689,206	15,660,878	63,396,131	66,432,115
General and administrative expenses	7,549,248	6,968,750	32,086,382	30,226,739
Total expenses	50,461,583	46,478,341	193,790,448	191,453,422
Gain on disposal of vessels	—	3,790,687	—	7,256,897
Other income—related parties	608,106	580,387	2,401,701	2,374,050
Operating income	83,781,573	37,476,803	198,360,468	92,398,973
Other income/(expenses)
Interest and finance costs	(9,211,683)	(8,447,683)	(37,803,787)	(27,067,395)
Interest income	1,467,724	67,887	3,808,809	347,082
Unrealized gain/(loss) on derivatives	(2,080,999)	6,862,405	2,766,065	11,067,870
Realized gain/(loss) on derivatives	1,773,707	(736,106)	3,771,522	(3,450,443)
Other gain/(loss), net	290,713	159,924	1,540,853	(1,361,069)
Total other income/(expenses), net	(7,760,538)	(2,093,573)	(25,916,538)	(20,463,955)
Net income	$76,021,035	$35,383,230	$172,443,930	$71,935,018
Earnings per common share—basic	1.90	0.89	4.31	1.79
Earnings per common share—diluted	$1.89	$0.88	$4.29	1.78
Financial Data
Adjusted EBITDA(1)	$102,065,758	$54,081,570	$271,386,648	$161,149,380
Fleet Data
Calendar days(2)	1,801	1,845	7,301	7,780
Time chartered-in days(3)	241	180	791	579
Available days(4)	2,034	2,025	8,053	8,201
Operating days(5)(8)	1,946	1,809	7,652	7,785
Fleet utilization(6)(8)	95.7%	89.3%	95.0%	94.9%
Average Daily Results
Time charter equivalent rate(7)(8)	$68,135	$43,372	$50,462	$34,669
Daily vessel operating expenses(9)	$10,528	$9,370	$9,793	$9,538

(1)	Adjusted EBITDA is an unaudited non-U.S. GAAP financial measure and represents net income before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation (unaudited) of net income to Adjusted EBITDA for the periods presented:

	Three months ended		Year ended
(in U.S. dollars)	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Net income	$76,021,035	$35,383,230	$172,443,930	$71,935,018
Interest and finance costs	9,211,683	8,447,683	37,803,787	27,067,395
Unrealized (gain)/loss on derivatives	2,080,999	(6,862,405)	(2,766,065)	(11,067,870)
Realized (gain)/loss on interest rate swaps	(1,773,707)	736,106	(3,771,522)	3,450,443
Stock-based compensation expense	836,542	716,078	4,280,387	3,332,279
Depreciation and amortization	15,689,206	15,660,878	63,396,131	66,432,115
Adjusted EBITDA	$102,065,758	$54,081,570	$271,386,648	$161,149,380

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation (unaudited) of revenues to TCE rate for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except operating days)	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Numerator:
Revenues	$133,635,050	$79,584,070	$389,749,215	$274,221,448
Voyage expenses	(1,043,946)	(1,123,961)	(3,611,452)	(4,324,712)
Time charter equivalent	$132,591,104	$78,460,109	$386,137,763	$269,896,736

Pool adjustment*	—	—	(514,015)	(2,978)
Time charter equivalent excluding pool adjustment*	$132,591,104	$78,460,109	$385,623,748	$269,893,758

Denominator:
Operating days	1,946	1,809	7,652	7,785
TCE rate:
Time charter equivalent rate	$68,135	$43,372	$50,462	$34,669
TCE rate excluding pool adjustment*	$68,135	$43,372	$50,395	$34,668

* Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements as a result of the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data (unaudited) using both methodologies is as follows:

	Three months ended		Year ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Company Methodology:
Operating Days	1,946	1,809	7,652	7,785
Fleet Utilization	95.7%	89.3%	95.0%	94.9%
Time charter equivalent rate	$68,135	$43,372	$50,462	$34,669

Alternate Methodology:
Operating Days	2,033	2,020	8,035	8,193
Fleet Utilization	100.0%	99.8%	99.8%	99.9%
Time charter equivalent rate	$65,219	$38,842	$48,057	$32,942

We believe that Our Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles (unaudited) net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except share data)	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Net income	$76,021,035	$35,383,230	$172,443,930	$71,935,018
Unrealized (gain)/loss on derivatives	2,080,999	(6,862,405)	(2,766,065)	(11,067,870)
Gain on disposal of vessels	—	(3,790,687)	—	(7,256,897)
Adjusted net income	$78,102,034	$24,730,138	$169,677,865	$53,610,251

Earnings per common share—diluted	$1.89	$0.88	$4.29	$1.78
Unrealized (gain)/loss on derivatives	0.05	(0.17)	(0.07)	(0.27)
Gain on disposal of vessels	—	(0.09)	—	(0.18)
Adjusted earnings per common share—diluted	$1.94	$0.62	$4.22	$1.33

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	March 31, 2023	March 31, 2022
Assets
Current assets
Cash and cash equivalents	$148,797,232	$236,758,927
Trade receivables, net and accrued revenues	3,282,256	853,060
Due from related parties	73,070,095	57,782,831
Inventories	2,642,395	2,266,351
Prepaid expenses and other current assets	8,507,007	10,232,083
Total current assets	236,298,985	307,893,252
Fixed assets
Vessels, net	1,263,928,605	1,238,061,690
Vessel under construction	—	16,401,532
Other fixed assets, net	48,213	54,101
Total fixed assets	1,263,976,818	1,254,517,323
Other non-current assets
Deferred charges, net	8,367,301	9,839,000
Derivative instruments	9,278,544	6,512,479
Due from related parties—non-current	20,900,000	19,800,000
Restricted cash—non-current	76,418	77,987
Operating lease right-of-use assets	158,179,398	8,087,014
Available-for-sale securities	11,366,838	—
Other non-current assets	469,227	635,038
Total assets	$1,708,913,529	$1,607,362,093
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$10,807,376	$9,541,131
Accrued expenses	5,637,725	3,801,448
Due to related parties	168,793	37,433
Deferred income	208,558	813,967
Current portion of long-term operating lease liabilities	23,407,555	8,073,364
Current portion of long-term debt	53,110,676	72,075,571
Dividends payable	1,255,861	494,180
Total current liabilities	94,596,544	94,837,094
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	604,256,670	590,687,387
Long-term operating lease liabilities	134,782,483	—
Other long-term liabilities	1,431,510	1,686,197
Total long-term liabilities	740,470,663	592,373,584
Total liabilities	835,067,207	687,210,678
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,630,593 and 51,321,695 shares issued, 40,382,730 and 40,185,042 shares outstanding (net of treasury stock), as of March 31, 2023 and March 31, 2022, respectively	516,306	513,217
Additional paid-in-capital	764,383,292	760,105,994
Treasury stock, at cost; 11,247,863 and 11,136,653 shares as of March 31, 2023 and March 31, 2022, respectively	(122,896,838)	(121,226,936)
Retained earnings	231,843,562	280,759,140
Total shareholders’ equity	873,846,322	920,151,415
Total liabilities and shareholders’ equity	$1,708,913,529	$1,607,362,093

Conference Call

A conference call to discuss the results will be held today, May 24, 2023 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13738794. The replay will be available until May 31, 2023, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this press release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG's fleet currently consists of twenty-five modern VLGCs, including three dual-fuel LPG vessels. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Visit our website at www.dorianlpg.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Forward-Looking Statements

This press release contains “forward-looking statements.” Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “may,” “will,” “should” and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company’s current expectations and observations regarding future results, many of which, by their nature, are inherently uncertain and outside of the Company’s control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

For further information:

Dorian LPG Ltd.

Ted Young

Chief Financial Officer

(203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.